Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2006, relating to the consolidated financial statements of Kaiser Aluminum Corporation (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs (i) relating to an emphasis of a matter concerning the Company’s bankruptcy proceedings, (ii) expressing substantial doubt about the Company’s ability to continue as a going concern, and (iii) relating to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143,” effective December 31, 2005) and our report dated March 30, 2006 relating to the financial statement schedule appearing in the Annual Report on Form 10-K, as amended by Form 10-K/A, of Kaiser Aluminum Corporation for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
July 6, 2006